For Immediate Release

8x8 Announces Third Quarter Fiscal 2007 Results

Company Achieves Monthly Cash Flow Positive Goal Three Months Ahead of Forecast

SANTA CLARA, Calif., -- February 1, 2007 -- 8x8, Inc. (Nasdaq: EGHT), provider of Packet8 (www.packet8.net) broadband Voice over Internet Protocol (VoIP) and videophone communication services, today announced financial results for its third quarter of fiscal 2007 ended December 31, 2006.

Revenues for the third quarter of fiscal 2007 were $13.2 million, compared with $13.2 million for the second quarter of fiscal 2007 and $8.5 million for the same period of the prior year, an annual increase of 56%. The net loss for the quarter was $3.1 million or $0.05 per share, compared with a net loss of $2.7 million, or $0.04 per share for the second quarter of fiscal 2007 and a net loss of $6.8 million or $0.12 per share for the same period last year, a decrease in net loss of 55% over the prior year period. Total revenues for the nine-month periods ended December 31, 2006 and 2005, were $38.7 million and $21.6 million, respectively. Net losses for the nine month periods ended December 31, 2006 and 2005, were $11.5 million, or $0.19 per share, and $17.5 million, or $0.32 per share, respectively.

At the end of the third quarter of fiscal 2007, cash and cash equivalents, short-term investments, and restricted cash totaled $12.4 million, and the company generated approximately $373,000 in cash during the month of December, three months ahead of the Company's previously stated forecast. The Company burned approximately $2.1M of cash in the third fiscal quarter, compared to $3.3M in the prior quarter and $5.2M in the June quarter.

The net loss in the third fiscal quarter was impacted by aggressive discounting and promotions, as well as $428,000 of employee stock-based compensation expense due to the adoption of Statement of Financial Account Standards No. 123(R), not present in the year-ago period. Excluding the impact of stock option expenses, the third quarter non-GAAP net loss was approximately $2.6 million. Gross margin for the December quarter was 52% compared to 21% for the same period last year.

"The monthly cash growth is a first and a huge milestone for 8x8 as a service provider, and we believe we are the first publicly traded, pure play Voice over IP service provider to achieve this accomplishment," said 8x8 Chairman and CEO Bryan Martin. "While our cash growth during the month of December was largely the result of limited inventory purchases, our cash flow on a steady state basis is now very close to break even, and within the range of our monthly discretionary spending on advertising and other marketing-related functions. We are very pleased that our diversified strategy of focusing on higher margin business service customers with our unique and patent-protected Packet8 Virtual Office technologies and video communication technologies are yielding these landmark results."

"By focusing on Packet8 Virtual Office sales, which have significantly higher margins and lower churn rates than residential services, we are capitalizing on the unique solutions that our Virtual Office services afford small and medium sized businesses. Due to this transition, total sequential quarterly revenue growth slowed, though quarterly revenue from both Virtual Office and video services increased sequentially by 30% and 22%, respectively, on target with our business model. In response to the increased interest in our business services, we more than doubled our direct sales force focused on these channels during the month of December," concluded Mr. Martin.

Early last month, the Company announced that over 6,000 U.S. based companies, ranging in size from three to 250 employees, now subscribe to the Packet8 Virtual Office suite of business services.

8x8 will host a conference call today at 9:00 a.m. ET to discuss its third fiscal quarter results. The event and replays of the call can be accessed from the events page of 8x8's corporate website at http://www.8x8.com.

About 8x8, Inc.

VoIP (voice over internet protocol) service provider 8x8, Inc. offers internet-based telephony solutions (www.packet8.net) for individual residential and business users as well as small to medium sized business organizations. In addition to regular Packet8 VoIP service plans priced as low as $19.99 per month for unlimited anytime calling to the U.S. and Canada, 8x8 offers the Packet8 Tango Video Terminal Adapter and DV 326 VideoPhone along with accompanying monthly service plans also priced at $19.99 per month. Packet8 Virtual Office, 8x8's VoIP phone system for small to medium sized businesses, is a hosted PBX solution comprised of powerful business class features. Companies subscribing to Virtual Office pay just $39.99 per month per extension for enterprise class PBX functionality along with unlimited local and long distance calling in the U.S. and Canada. Packet8 Softalk™, 8x8's PC-based soft phone client, offers high quality voice and video in-network calling as well as outbound calling to the PSTN. For additional company information, visit 8x8's web site at www.8x8.com.

Forward Looking Statements

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. These statements include, without limitation, information about future events based on current expectations, potential product development efforts, near and long-term objectives, potential new business, strategies, organization changes, changing markets, future business performance and outlook. Such statements are predictions only, and actual events or results could differ materially from those made in any forward-looking statements due to a number of risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include, but are not limited to, customer acceptance and demand for our VoIP products and services, the reliability of our services, the prices for our services, customer renewal rates, customer acquisition costs, actions by our competitors, including price reductions for their telephone services, potential federal and state regulatory actions, compliance costs, potential warranty claims and product defects, our needs for and the availability of adequate working capital, our ability to innovate technologically, the timely supply of products by our contract manufacturers, potential future intellectual property infringement claims that could adversely affect our business and operating results, and our ability to retain our listing on the NASDAQ Capital Market. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's reports on Forms 10-K and 10-Q, as well as other reports that 8x8, Inc. files from time to time with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and 8x8, Inc. undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

NOTE: 8x8, the 8x8 logo, Packet8, the Packet8 logo and Packet8 Virtual Office are trademarks of 8x8, Inc. All other trademarks are the property of their respective owners.

# # #

MEDIA RELATIONS CONTACT:
Joan Citelli
JCitelli@8x8.com
(408) 687-4320

8x8, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts; unaudited)

                                                Three Months Ended    Nine Months Ended
                                                  December 31,          December 31,
                                               --------------------  --------------------
                                                 2006       2005       2006       2005
                                               ---------  ---------  ---------  ---------
Service revenues............................. $  11,423  $   6,769  $  32,632  $  17,484
Product revenues.............................     1,800      1,714      6,110      4,067
                                               ---------  ---------  ---------  ---------
          Total revenues.....................    13,223      8,483     38,742     21,551
                                               ---------  ---------  ---------  ---------

Operating expenses:
  Cost of service revenues (1)...............     4,555      3,326     14,332      8,190
  Cost of product revenues (1)...............     1,818      3,357      6,100      7,999
  Research and development (1)...............     1,187      1,470      3,840      4,240
  Selling, general and administrative (1)....     8,833      7,244     26,536     19,151
                                               ---------  ---------  ---------  ---------
          Total operating expenses...........    16,393     15,397     50,808     39,580
                                               ---------  ---------  ---------  ---------
Loss from operations.........................    (3,170)    (6,914)   (12,066)   (18,029)
Other income, net............................       112        125        539        536
                                               ---------  ---------  ---------  ---------
Net loss..................................... $  (3,058) $  (6,789) $ (11,527) $ (17,493)
                                               =========  =========  =========  =========

Net loss per share:
   Basic and diluted......................... $   (0.05) $   (0.12) $   (0.19) $   (0.32)

Weighted average number of shares:
   Basic and diluted.........................    61,420     54,836     61,297     54,181

(1) Effective April 1, 2006, 8x8, Inc. adopted FAS 123(R), "Share-Based Payment," and uses the modified prospective method to value its share-based payments. Accordingly, for the three and nine months ended December 31, 2006, stock compensation was accounted for under FAS 123(R) while for the three and nine months ended December 31, 2005, stock compensation was accounted for under APB 25, "Accounting for Stock Issued to Employees." The amounts in the tables above include stock compensation as follows:

  Cost of service revenues .................. $      16  $      --  $      79  $      --
  Cost of product revenues ..................         4         --         15         --
  Research and development ..................       122         --        468         --
  Selling, general and administrative .......       286         --      1,077         --
                                               ---------  ---------  ---------  ---------
Total stock compensation..................... $     428  $      --  $   1,639  $      --
                                               =========  =========  =========  =========

8x8, Inc.
NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts; unaudited)

                                                Three Months Ended    Nine Months Ended
                                                  December 31,          December 31,
                                               --------------------  --------------------
                                                 2006       2005       2006       2005
                                               ---------  ---------  ---------  ---------
GAAP net loss to non-GAAP net loss
reconciliation:

GAAP net loss................................ $  (3,058) $  (6,789) $ (11,527) $ (17,493)
Stock compensation (1).......................       428         --      1,639         --
                                               ---------  ---------  ---------  ---------
  Non-GAAP net loss.......................... $  (2,630) $  (6,789) $  (9,888) $ (17,493)
                                               =========  =========  =========  =========

Net loss per share:
   Basic and diluted......................... $   (0.04) $   (0.12) $   (0.16) $   (0.32)

Weighted average number of shares:
   Basic and diluted.........................    61,420     54,836     61,297     54,181

(1) Effective April 1, 2006, 8x8, Inc. adopted FAS 123(R), "Share-Based Payment," and uses the modified prospective method to value its share-based payments. Accordingly, for the three and nine months ended December 31, 2006, stock compensation was accounted for under FAS 123(R) while for the three and nine months ended December 31, 2005, stock compensation was accounted for under APB 25, "Accounting for Stock Issued to Employees."

8x8, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

                                                     December 31,     March 31,
                                                         2006            2006
                                                    --------------  --------------
ASSETS
Current assets:
  Cash and cash equivalents....................... $        6,182  $        6,259
  Short-term investments..........................          5,244          12,726
  Accounts receivable, net........................            640             776
  Inventory.......................................          2,848           1,738
  Other current assets............................          1,721           2,316
                                                    --------------  --------------
          Total current assets....................         16,635          23,815
Long-term investments.............................            998           3,972
Property and equipment, net.......................          3,002           3,071
Other assets......................................            261             262
                                                    --------------  --------------
                                                   $       20,896  $       31,120
                                                    ==============  ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................ $        4,610  $        4,907
  Accrued compensation............................            780             937
  Accrued warranty................................            270             301
  Deferred revenue................................          1,781           2,493
  Other accrued liabilities.......................          2,858           2,319
                                                    --------------  --------------
          Total current liabilities...............         10,299          10,957
                                                    --------------  --------------

Other liabilities.................................            156              70
                                                    --------------  --------------

Total stockholders' equity........................         10,441          20,093
                                                    --------------  --------------
                                                   $       20,896  $       31,120
                                                    ==============  ==============